Exhibit 4.18

THE SYMBOL “[****]” DENOTES PLACES WHERE PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. SUCH MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Service Agreement – A

Formulation development of RHB-105 in oral solid dosage form and manufacture of clinical supplies

Amendment 2

Amendment 2 to The service Agreement A is made and entered in September 30th, 2011 (the “Amendment”)

1. DESCRIPTION OF THE EXTRA WORK

Reception, the shipping and the storage of one additional Lot of Rifabutin and Omneprazole in Corealis ' GMP warehouse as per section (2.5 a) service agreement A

Charges as per the following table:

Description		Amount

Extra Work as per section (2.5 a) service agreement A:

•	Omeprazole customs charges (Ref.: invoice no. 407084173 1-01) ($442.74 CDN x 0.96 (exchange rate))	$425.03
•	Omeprazole customs charges & local transportation (Ref.: invoice no. 407084173 1-02) ($ 145.00 CDN x 0.96 (exchange rate))	$139.20
•	Rifabutin customs charges (Ref.: invoice no.407083673 1-01) ($ 105.00 CDN x 0.96 (exchange rate))	$100.80
•	GMP material storage & handling for 1 additional Lot of Omeprazole	$200.00
•	Technical support 0.5 hours ($ 250.00 I hours)	$125.00

	Total charges ($USD)	$990.03

2. COST AND PAYMENTS

2.1 The cost of the Services for the Extra Work detailed in section 1 is $ 990.03

2.2 The Client shall pay to Corealis the following installments in United-States currency

($USD) upon reception of the invoice.

IN WITNESS THEREOF, the Parties have executed this Amendment as of the Date written above, by their authorised representatives, who by signing confirm their authority and intention to bind the Parties they represent.

Corealis Pharma Inc.		7810962 Canada Inc.
Per:	/s/	Per:	/s/ Alain Guimond PhD
Name: Yves Roy, Ph.D.		Name: Alain Guimond PhD
Title: President		Title: Senior director of Research